Exhibit 1.1

Execution Version
AMENDMENT NO. 1 TO CAPITAL ON DEMANDTM SALES AGREEMENT

October 5, 2026

JonesTrading Institutional Services LLC
325 Hudson Street, 6th Floor
New York, New York 10013

Ladies and Gentlemen:

Neighborhood Intelligence, Inc. (formerly Bed Bath and Beyond, Inc.), a Delaware corporation (the “Company”) and JonesTrading Institutional Services LLC (the “Agent”), are parties to that certain Capital on DemandTM Sales Agreement dated August 4, 2026 (the “Original Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The Company and Agent desire to amend the Original Agreement as set forth in this Amendment No. 1 thereto (this “Amendment”) as follows:

1.          The first sentence of Section 1 of the Original Agreement is deleted in its entirety and replaced as follows:

“The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through the Agent, shares (the “Placement Shares”) of common stock of the Company, $0.0001 par value per share (the “Common Stock”) provided, however, that in no event shall the Company issue or sell, through or to Agent, Placement Shares having an aggregate offering price that exceeds (a) the dollar amount of shares of Common Stock registered on the Registration Statement (as defined below), (b) the number of authorized but unissued shares of Common Stock, (c) the dollar amount of shares of Common Stock permitted to be sold under Form S-3, or (d) $75,000,000 (the least of (a), (b), (c) and (d), the “Maximum Amount”).”

2.         Sections 14 and 15 of the Original Agreement are hereby incorporated into this Amendment.  Except as specifically set forth herein, all other provisions of the Original Agreement shall remain in full force and effect.

3.       This Amendment together with the Original Agreement (including all exhibits attached hereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Amendment nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the Agent. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Amendment. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.

4.          This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile transmission or electronic transmission (e.g., PDF).

[Remainder of Page Intentionally Blank]

If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this Amendment shall constitute a binding amendment to the Original Agreement between the Company and the Agent.

Very truly yours,

JONESTRADING INSTITUTIONAL SERVICES LLC

By:
Name:	Burke Cook
Title:	General Counsel

[Signature Page to Amendment No. 1 to Capital on Demand TM Sales Agreement]

ACCEPTED as of the date

first-above written:

NEIGHBORHOOD INTELLIGENCE, INC.

By:
Name:
Title:

[Signature Page to Amendment No. 1 to Capital on Demand TM Sales Agreement]